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                                                                Exhibit 10d(i)


                              EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT, dated as of December 31, 1996 between Robert Cohen ("Executive") and REPUBLIC NATIONAL BANK OF NEW YORK, a national banking association ("Employer") and a subsidiary of Republic New York Corporation ("RNYC").

        In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                   SECTION 1

                            Employment of Executive

1.01 Employer hereby agrees to employ Executive and Executive hereby agrees to be and remain in the employ of Employer upon the terms and conditions hereinafter set forth.

                                   SECTION 2

                               Employment Period

2.01 The term of Executive's employment under this Agreement (the "Employment Period") shall commence on the date that the Executive's employment with his present employer terminates, but in no event later than April 1, 1997 and shall continue, subject to earlier termination as provided in Sections 5.01 and 5.02 hereof, (i) until December 31, 1999 (the "Initial Employment Period") or (ii) until December 31, 2001 (the "Extended Employment Period") if on or before January 2, 1999 Employer notifies Executive of its intention to extend such employment period through December 31, 2001 (the "Extension Notice") and Executive agrees to such extension by notice given to Employer on or before January 31, 1999 (the "Acceptance Notice"), and (iii) after December 31, 2001 for successive one (1) year periods (each a "Renewal Employment Period") unless terminated as of the end of any year on or after December 31, 2001 by either party on twelve months written notice to the other.

                                   SECTION 3

                           Duties and Responsibilities

3.01 General. During the Employment Period, Executive shall (i) hold the title and positions of Vice Chairman with Employer and with RNYC (which shall not be changed without his consent) with such responsibilities as may be assigned to him
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from time to time by the Chairman of the Board or the board of directors of the
Employer and RNYC, provided, however, that such duties must be commensurate with services to be performed by a Vice Chairman, (ii) be a director of Employer and RNYC and a member of the Executive Management Committee of Employer, and (iii) devote his full attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company. For all purposes of this Agreement, the term "Company" means Employer and all corporations, associations, companies, partnerships, firms and other enterprises controlled by or under common control with Employer. During the Employment Period, executive will be subject to all of the policies, rules and regulations applicable to executives of Employer of comparable status and will report to and comply with all reasonable directions and instructions of the Chairman of the Board or board of directors which are commensurate with services to be performed by a Vice Chairman.

                                   SECTION 4

                        Compensation and Related Matters

4.01. Compensation, Generally. For all services rendered and required to be rendered by, covenants of, and restrictions imposed on, Executive under this Agreement, Employer shall pay Executive during and with respect to the Employment Period, and Executive agrees to accept the Base Salary, Minimum Bonus and other compensation as set forth on Exhibit 4.01.

4.02. Other Benefits. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to executives of comparable status (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical insurance, travel accident insurance, or other similar plan or program of Employer. The Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined. In addition, upon the request of the Executive the Employer shall lend or cause to be lent to Executive for a period ending one (1) year after the expiration or termination of the Employment Period the sum of Two Million ($2,000,000) Dollars, which loan shall be secured by a first mortgage on the residence(s) of the Executive and shall be payable as follows: (i) interest only on a monthly basis at the lowest rate then permitted by the Internal Revenue Code without interest being imputed and (ii) principal shall be repayable based upon a twenty-five year amortization schedule and the outstanding principal balance shall be due and payable on the one (1) year anniversary of the expiration or termination of the Employment Period.


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4.03.  Expense Reimbursement.  Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its executives of comparable status. During the Employment Period the Executive shall receive an automobile and insurance, together with reimbursement for maintenance expenses of such automobile.

4.04. Vacations. Executive shall be entitled to vacations consistent with Employer's practices in respect thereof, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

                                   SECTION 5.

                        Termination of Employment Period

5.01. By Employer: Cause. Employer may, at any time during the Employment Period by notice to Executive, terminate Executive's employment under this Agreement "for cause". Termination by the Corporation for "cause" shall mean termination by a vote of the majority of the Employer's Board of Directors (exclusive of the Executive). Notice by the Employer to terminate the Executive for cause shall also provide the Executive with (a) a period of thirty (30) days during which the Executive shall be given the opportunity to cure such deficient performance if the termination is under (i) below and (b) and opportunity, together with his counsel, to be heard before the Board of Directors, at the expiration of such thirty (30) day period if the termination is under (i) below or within seven (7) days of the giving of the notice of termination under (ii) below. If the Executive does not cure such deficient performance under (i) below, the termination for cause shall be effective immediately after the hearing before the Board of Directors or if the Executive declines the opportunity to be heard upon the expiration of the thirty (30) day period. The termination for cause under (ii) below shall be effective immediately after the hearing before the Board of Directors or if the Executive declines the opportunity to be heard upon the expiration of the seven (7) day period. The termination for cause under (iii) below shall be effective immediately. The employment of the Executive shall in no event be considered to have been terminated by the Employer for cause if termination of his employment took place as the result of an act or omission which occurred more than twelve calendar months prior to the Executive's having been given notice of the termination of his employment for such act or omission unless the commission of such act or such omission could not at the time of such commission or omission have been known to a member of the Board of Directors of the Corporation (other than the Executive, if


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he was then a member of the Board of Directors), in which case more than twelve calendar months from the date that the commission of such act or such omission was or could reasonably have been so known. Any notice of termination for cause shall specify with reasonable detail the nature of the cause for such termination. For the purposes hereof, "for cause" means:

(i)   a material breach by Executive of any provision of this Agreement;

(ii) the commission of a fraud or other act of dishonesty by Executive in the course of his employment hereunder; or

(iii) the commission by Executive of a felony or other unlawful act involving moral turpitude or dishonesty, whether or not in connection with Executive's employment hereunder, as evidenced by Executive's conviction therefore (including a plea of nolo contendere therefor).

5.02 Death-Disability. The Employment Period shall end on the date of Executive's death or, if Executive becomes disabled as a result of mental or physical illness or injury so that he cannot perform fully his duties hereunder for a period of six months in any 12 month period or eight months in any 24 month period, then, at Employer's option the Employment Period shall end in the event of that disability.

5.03 Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate Executive's employment under this Agreement for "Good Reason" by giving written notice thereof to the Employer. For purposes of this Agreement, the Executive shall have "Good Reason" to terminate his employment if:

(i) Any duties are assigned to the Executive that are materially inconsistent with or are a material change from his duties as set forth in Section 3 hereof; or

(ii) The Employer fails to comply in any material respect with any of its material covenants and agreements hereunder; or

(iii) The Employer purports to terminate the Executive's employment and does not comply with the procedures set forth in Section 5 hereof.

The Executive's written notice of termination of his employment hereunder for "Good Reason" shall specify with reasonable detail the nature of the grounds for such termination and provide the Employer with a period of thirty (30) days during which the Employer shall be given the opportunity to cure its deficient performance.





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5.04. Entitlements upon Termination. The Executive shall be entitled to the following upon the termination of this Agreement:

          (a) If the Corporation terminates this Agreement for Cause, the Executive shall receive Base Salary through the date of termination and Minimum Bonus.

          (b) In the event of the Executive's death or if the Employer terminates the Executive's employment hereunder on the ground that the Executive is disabled, the Executive's estate or legal representative or the Executive, as the case may be, shall receive: (i) the Executive's Base Salary through the date of termination and Minimum Bonus; (ii) payment for any unused vacation to which Executive would have been entitled pursuant to Section 4 hereof; and (iii) all of the shares of the 5,900 Share Restricted Stock Grant (herein defined in Exhibit 4.01) shall immediately vest.

          (c) If the Employee shall terminate the Executive's employment without cause, in breach of this Agreement (it being understood that a purported termination for cause which is disputed and finally determined not to have been proper shall be a termination by the Employer without cause), or if Executive shall terminate his employment for Good Reason, then:

                    (i) The Employer shall pay Executive the amounts set forth in Section 5.04(b) above;

                    (ii) The Employer shall continue paying to the Executive his Base Salary and Minimum Bonus through the end of the Employment Period in accordance with Section 4.01 hereof and the Executive shall continue to be entitled to and shall receive his benefits under Section 4.02 hereof through the end of the Employment Period;

                    (iii) Executive shall receive all of the shares of the 11,800 Share Restricted Stock Grant that would vest through the end of the Employment Period; and

                    (iv) The Employer shall also pay all amounts the Executive would have received under the Employer's pension plan or similar benefit plans, if any, if the Employer had not terminated this Agreement without Cause or the Executive had not terminated this Agreement for Good Reason and had the Executive's


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          employment continued through the end of the Employment Period at the rate of compensation specified herein.

     (d) Unless the Employment Period hereunder shall have been terminated under Section 5.01 or Section 5.02 hereof, if the Employment Period is not extended to include the "Extended Employment Period" (through December 31, 2001) (i) for any reason whatsoever (including, without limitation, Employer's failure to give an Extension Notice or Employee's failure to give an Acceptance Notice) then, and in such event, Employer shall continue paying to the Executive Base Salary and Minimum Bonus (in accordance with Section 4.01 hereof) for a period of one (1) year after the end of the Employment Period, and (ii) because of the Employer's failure to give an Extension Notice, in addition to the payment provided for in clause (i), all of the shares of the 5,900 Share Restricted Stock Grant shall immediately vest.

5.05. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Payments to the Executive provided for in this Agreement after the expiration or termination of the Employment Period shall, however, be reduced by any compensation for subsequent employment received by the Executive during the period after the expiration of the Employment Period that the Executive is receiving payments under this Agreement.

                                   SECTION 6

                       Location of Executive's Activities

6.01. Executive's principal place of business in the performance of his duties and obligations under this Agreement shall be in the Employer's headquarters in New York City, but Executive shall be required to engage in such travel as may be necessary or appropriate to the performance of such duties and obligations.

                                   SECTION 7

                     Exclusivity of Services, Confidential
                     Information and Restrictive Covenants

7.01. Exclusivity of Services and Restriction. During the Employment Period, Executive shall not, directly or indirectly, (a) be or become interested in or associated with (as an officer, director, stockholder, partner, consultant, owner, executive, agent, creditor or otherwise) any business that is then, or which then proposes to become, a competitor of the Company, (b) induce or seek to influence any officer of the Company to leave its employ, (c) aid a competitor of the Company in hiring a

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person who shall have been employed by the Company within the period of one year of the date of any such aid, or (d) solicit for any person other than the Company any banking or banking related business of any customer or depositor of the Company. During the Relevant Period Executive shall not, directly or indirectly, (i) induce or seek to influence any officer of the Company to leave its employ, (ii) aid a competitor of the Company in hiring a person who shall have been employed by the Company within the period of one year of the date of any such aid, or (iii) solicit for any person other than the Company any banking or banking related business of any non-institutional customer or depositor of the Company as of the expiration or termination of the Employment Period or at any time during the immediately preceding twelve (12) month period. The
"Relevant Period" shall be the period commencing at the end of the Employment Period, and ending one (1) year thereafter.

7.02. Confidential Information. Executive shall not at any time, whether during the Employment Period or thereafter, disclose or use (except in the course of his employment hereunder and in furtherance of the business of the Company, or as required by applicable law) any confidential information, trade secrets or proprietary data (including, without limitation, customer and depositor lists and the identity of and any information relating to any customer or depositor) of the Company.

7.03. Disclosure of Restrictions. If Executive shall accept or commence employment with, or agree to provide services to, any person (except a person who is then affiliated with the Company) during the period from the date hereof through the end of the Relevant Period then, and in such event, on or before the date of such acceptance or agreement (and before commencement of employment or the provision of services), Executive shall deliver a copy of this Section 7 to his proposed employer.

7.04. Breaches of Provisions. If Executive breaches any of the provisions of this Section 7 then, and in any such event (and without waiving such restrictions), in addition to any other remedies available to Employer, Executive shall not be entitled to any compensation (under Section 7.01) for any period following the end of the Employment Period.

7.05. Injunction. Notwithstanding any other provisions of this Agreement, Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of this Section 7, Employer and the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage or posting a bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

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7.06. Notification. Notwithstanding anything to the contrary in this Agreement
(and without limiting anything hereinabove provided), if, during the Employment Period or the Relevant Period, Executive obtains other employment or engages in his own business or otherwise engages in any business activities for his own benefit or account, Executive shall immediately notify Employer of the same, identifying his employer and disclosing the general nature of his business activity.


                                   SECTION 8

                                 Miscellaneous

8.01. Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address to such party set forth below, by registered or certified mail (if available), postage paid or by overnight courier service, or at such other address as either party shall designate by notice given to the other in the manner provided herein. Any such notice shall be effective three (3) business days after deposit with the United States Post Office or one (1) business day after deposit with the overnight courier service.

If to Employer:          Republic National Bank of New York
                         452 Fifth Avenue
                         New York, New York 10018
                         Attn: Chairman

If to Executive:         Robert Cohen
                         857 Fifth Avenue
                         New York, New York 10021

With a copy to:          William B. Wachtel, Esq.
                         Gold & Wachtel, LLP
                         110 East 59th Street
                         New York, New York 10022


8.02. Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

8.03. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.


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8.04.  Prior Employment.   Executive represents to Employer that Executive is
not a party to or bound by any agreement, understanding or restriction that would or may be breached by Executive's execution and full performance of this Agreement.

8.05.  Headings.   All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

8.06.  Counterparts.   This Agreement may be executed in counterparts, each of
which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.07.  Severability.   If any provision of this Agreement, or part thereof, is
held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

8.08.  Entire Agreement and Representation.   This Agreement contains the entire
agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its several businesses, or relating to the Company's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof and shall supersede any Stock Option Plan or benefit program of the Company to the extent that it is more restrictive and/or less beneficial to the Executive.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        REPUBLIC NATIONAL BANK OF NEW YORK


                                        BY:  /s/ Walter H. Weiner
                                           -------------------------------------



Agreed: /s/ Robert Cohen
       ------------------------------------
            Robert Cohen

Date:  1/7/97
       ------------------------------------

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                                  Exhibit 4.01

                                  Compensation

1. Base Salary. During the Employment Period, Employer will pay to Executive Base Salary at the rate of Two Hundred Thousand ($200,000) per annum. Such Base Salary will be payable in installments in accordance with Employer's regular practice.

2. Minimum Bonus. For and with respect to each calendar year (or part thereof) ending within the Employment Period, Employer will pay Executive a Minimum
Bonus at the annual rate of Five Hundred Thousand ($500,000). The Minimum Bonus will be paid in cash (paid within 90 days after the end of the calendar year).

3. Discretionary Bonus. In the sole judgment and discretion of the Employer, Executive may also be paid an additional annual Discretionary Bonus which, at Executive's option, shall be payable in a combination of cash and shares of Restricted Stock awarded pursuant to RNYC's Long-Term Incentive Stock Plan in his sole and absolute discretion.

4. Sign-On Bonus. Within thirty (30) days after Executive commences employment hereunder, Executive will be paid a Sign-On Bonus of Three Hundred Sixty Five Thousand ($365,000).

5. Restricted Stock Grants. Within thirty (30) days after the commencement of the Initial Employment Period, the Employer shall issue to the Executive 5,900 shares of Restricted Stock (the "5,900 Share Restricted Stock Grant") and 11,800 shares of Restricted Stock (the "11,800 Share Restricted Stock Grant"), both pursuant to RNYC's Long-Term Incentive Stock Plan. The following provisions shall apply to these grants: subject to the accelerated vesting under
Section 5.04: the 5,900 Share Restricted Stock Grant shall vest in its entirety on December 31, 2001 if Executive is then in Employer's employ and the 11,800 Share Restricted Stock Grant shall vest at the rate of 2,360 shares per year as of an on January 10 of each year if Executive is in Employer's employ on December 31 of the immediately preceding year. After the end of his employment, Executive shall have no further right or interest in any shares which do not vest pursuant to these provisions or the accelerated vesting provisions under
Section 5.04.